EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CSI COMPRESSCO LP
ANNOUNCES SECOND QUARTER 2015 RESULTS AND
UPDATES 2015 GUIDANCE

Midland, Texas (August 6, 2015) - CSI Compressco LP (CSI Compressco or the Partnership) (NASDAQ: CCLP) today announced second quarter 2015 consolidated results. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) for the second quarter of 2015 were $31.5 million, with net income of $1.2 million. This compares to Adjusted EBITDA and net income of $10.4 million and $4.9 million, respectively, during the prior year period. Distributable cash flow for the quarter ended June 30, 2015 was $20.6 million (Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the second quarter 2015 results include:

•	Adjusted EBITDA of $31.5 million, more than triple the second quarter of 2014 reflecting the benefit of the acquisition of Compressor Systems, Inc. (“CSI”).(1)

•	Equipment and Parts Sales of $49.0 million, an increase of $30.8 million over first quarter 2015.

•	Record quarterly revenue of $126.5 million.

•
A second quarter distribution that is 10% higher than the distribution announced for the second quarter of 2014. The 2015 second quarter distribution, with a 1.19x coverage ratio, is the eighth consecutive increase and the eleventh increase in the past twelve quarters.

•
Quarter end compression fleet horsepower of 1,138,656 total and 952,442 utilized, representing net increases of 92,736 (9%) and 50,847 (6%) horsepower, respectively, over June 30, 2014 on a pro forma basis.(2)

	Quarter Ended		2015 vs. 2014
	June 30, 2015	June 30, 2014
	(In Thousands, Except Ratios, and Percentages)
Adjusted EBITDA(1)	$31,479	$10,399	203%
Distributable cash flow(1)	$20,568	$9,378	119%
Cash distribution per unit annualized	$2.00	$1.81	10%
Distribution coverage ratio(1)	1.19x	1.30x	—
Fleet capital expenditures	$19,610	$5,366	265%
(1) Non-GAAP financial measures reconciled to the nearest GAAP number later in the release.
(2) Pro forma combined for pre-acquisition CSI and Compressco Partners, L.P.

Consolidated revenues and income before tax for the quarter ended June 30, 2015 were $126.5 million and $1.5 million, respectively, compared to $32.1 million and $5.4 million in the second quarter of 2014. Revenues during the second quarter of 2015 compared to the second quarter of 2014 significantly increased due to the acquired operations of CSI, which generated aggregate revenues of $96.3 million during the second quarter of 2015. As of June 30, 2015, the fleet utilization rate was 83.6% compared to 86.2% in the prior year period on a pro forma basis for pre-acquisition CSI and Compressco Partners, L.P. Utilization in our higher horsepower category remains above 90% while utilization of lower horsepower production enhancement equipment has decreased sequentially and year over year. We define the fleet utilization rate as the total compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.

Compared to the first quarter of 2015, compression and related services revenues decreased $2.5 million in the second quarter, which is largely attributable to the impact of commodity prices on the demand for, and increased competition in, production enhancement compression services applications as well as pricing pressures throughout our compression services line. Aftermarket services revenues decreased $4.8 million from the prior quarter following a large volume of project recognition in the first quarter combined with a reduction in customer spending. Sales of equipment and parts increased by $30.8 million, partially driven by recognition of certain revenues in the second quarter that were originally anticipated in the prior quarter. Our equipment sales backlog ended the quarter at $86.9 million, a decline of $28.4 million compared to the prior quarter, reflecting the slowdown in upstream and midstream investment activity as a result of depressed hydrocarbon prices.

Unaudited results of operations for the three and six month periods ended June 30, 2015 compared to the prior year periods are presented in the financial tables below.

Timothy A. Knox, President of CSI Compressco, remarked, “With on-going weakness and volatility in the oil and gas industry, we will continue to focus on serving our customers while controlling costs, challenging our employees, and delivering on the expectations of our investors. As we celebrate the first anniversary of the combined business, we are pleased to have recently announced the eighth consecutive increase to our quarterly distribution and the eleventh increase in the last twelve quarters.

We are continuing to invest in the higher horsepower portion of our compression services fleet, which is targeted at gathering and midstream applications where we have higher current utilization and generally experience greater and more consistent demand as well as higher contribution margins.

Results through the second quarter give us confidence in our previous revenue guidance of $460 to $480 million for the full year. We are reducing our previous guidance on income before taxes to a range of $6 to $10 million, and EBITDA to a range of $120 to $130 million for the full year. We expect adjusted EBITDA, which is EBITDA exclusive of equity compensation, CSI transaction related expenses and amortized finance costs, to be in the range of $125 to $135 million. With continued high utilization of our over 800 horsepower compression services equipment in production focused gathering and midstream applications, we are increasing anticipated CAPEX for 2015 to $105 million and now forecasting 2015 depreciation and amortization at $82 million.”

Second Quarter Distribution

On July 21, 2015, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2015 of $0.50 per outstanding unit, which will be paid on August 14, 2015 to unitholders of record as of the close of business on July 31, 2015. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the second quarter of 2015 was 1.19x.

Conference Call

CSI Compressco will host a conference call to discuss second quarter 2015 results today, August 6, 2015, at 10:30 a.m. Eastern Time. The phone number for the call is 866/374-8397. The conference will also be available by live audio webcast and may be accessed through the CSI Compressco website at www.csicompressco.com.

CSI Compressco Overview

CSI Compressco LP is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of over 6,500 compressor packages providing in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s aftermarket services business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this press release are identifiable by the use of the following words and other similar words: “anticipates”, “assumes”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “goal”, “intends”, “may”, “might”, “plans”, “predicts”, “projects”, “schedules”, “seeks”, “should, “targets”, “will” and “would”. These forward-looking statements include statements concerning expected results of operations for 2015, anticipated benefits and growth of CSI Compressco LP following the acquisition of Compressor Systems, Inc. (CSI), including increases in cash distributions per unit, financial guidance, estimated distributable cash, earnings, and earnings per unit, and statements regarding CSI Compressco’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance and are based on assumptions that we believe to be reasonable but such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; risks related to acquisitions and our growth strategy, including our recent acquisition of CSI; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and oral forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Results of operations (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands, Except per Unit Amounts)
Revenues
Compression and related services	$72,825	$30,043	$148,114	$57,970
Aftermarket services	4,671	—	14,121	—
Equipment and parts sales	48,969	2,065	67,119	3,948
Total revenues	126,465	32,108	229,354	61,918

Cost of revenues (excluding depreciation and amortization)
Cost of compression and related services	37,490	16,227	74,468	31,381
Cost of aftermarket services	4,195	—	12,367	—
Cost of equipment and parts sales	43,000	1,066	57,957	1,995
Total cost of revenues	84,685	17,293	144,792	33,376

Selling, general, and administrative expense	10,554	5,008	21,803	9,102
Depreciation and amortization	20,629	3,751	40,617	7,433
Interest expense, net	7,961	145	15,867	304
Other (income) expense, net	1,170	498	2,409	1,037
Income before tax provision	1,466	5,413	3,866	10,666
Provision for income taxes	303	534	895	1,168
Net income	$1,163	$4,879	$2,971	$9,498

Net income per diluted common unit	$0.02	$0.30	$0.07	$0.59

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures EBITDA, Adjusted EBITDA, distributable cash flow and distribution coverage ratio. EBITDA and Adjusted EBITDA are used as supplemental financial measures by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding equity compensation, CSI related transaction costs, and amortized finance costs.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold, non-cash charges and losses that are unusual or non-recurring, and equity compensation expense. The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common and subordinated units, the general partner interest, and the general partner’s incentive distribution rights.

These non-GAAP financial measures should not be considered alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, Adjusted EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as the Partnership. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and six month periods ended June 30, 2015 and 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands)
Net income	$1,163	$4,879	$2,971	$9,498
Provision for income taxes	303	534	895	1,168
Depreciation and amortization	20,629	3,751	40,617	7,433
Interest expense, net	7,961	145	15,867	304
EBITDA	$30,056	$9,309	$60,350	$18,403

The following table reconciles EBITDA to Adjusted EBITDA for the three and six month periods ended June 30, 2015 and June 30, 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands)
EBITDA	$30,056	$9,309	$60,350	$18,403
Equity compensation	727	235	1,204	437
Amortized finance costs	696	—	1,392	—
CSI acquisition costs	—	855	208	855
Adjusted EBITDA	$31,479	$10,399	$63,154	$19,695

CSI acquisition related costs in SG&A	$—	$855	$208	$855

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2015 and June 30, 2014:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands, Except Ratio)
Net income	$1,163	$4,879	$2,971	$9,498
Provision for income taxes	303	534	895	1,168
Depreciation and amortization	20,629	3,751	40,617	7,433
Interest expense, net	7,961	145	15,867	304
EBITDA	30,056	9,309	60,350	18,403

Less:
Current income tax expense	917	742	1,329	1,309
Maintenance capital expenditures	2,033	201	4,204	241
Interest expense	7,961	145	15,867	304
Plus:
Non-cash cost of compressors sold	—	67	206	67
Equity compensation	727	235	1,204	437
Amortization of finance costs	696	—	1,392	—
CSI acquisition related expenses	—	855	208	855
Distributable cash flow	$20,568	$9,378	$41,960	$17,908

Cash distribution attributable to period	$17,293	$7,205	$34,391	$14,267

Distribution coverage ratio	1.19x	1.30x	1.22x	1.26x

Contact:
CSI Compressco LP, Midland, Texas
Shari Mattern, Investor Relations, 432/296-5977
www.csicompressco.com